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Exhibit T3E.8

Fifth Supplement dated June 5, 2015 to
Offer to Exchange, Consent Solicitation Statement, and Disclosure Statement Soliciting
Acceptances of a Prepackaged Plan of Reorganization dated April 14, 2015

COLT DEFENSE LLC
COLT FINANCE CORP.

Offer to Exchange
10.0% Junior Priority Senior Secured Notes due 2021 of Colt
Defense LLC and Colt Finance Corp. for Any and All Outstanding 8.75%
Senior Notes due 2017 of Colt Defense LLC and Colt Finance Corp.
(CUSIP Nos. 19686TAA5 and 19686TAC1)
AND
Solicitation of Consents in Respect of 8.75% Senior Notes due 2017 of
Colt Defense LLC and Colt Finance Corp.
AND
Solicitation of Acceptances of a Prepackaged Plan of Reorganization

        This Supplement (this "Supplement") is provided to amend and supplement certain information set forth in the Offer to Exchange, Consent Solicitation Statement, and Disclosure Statement Soliciting Acceptances of a Prepackaged Plan of Reorganization dated April 14, 2015, as supplemented by the First Supplement to the Offer to Exchange and Disclosure Statement dated May 12, 2015, the Second Supplement to the Offer to Exchange and Disclosure Statement dated May 18, 2015, the Third Supplement to the Offer to Exchange and Disclosure Statement dated May 26, 2015 and the Fourth Supplement to the Offer to Exchange and Disclosure Statement dated June 1, 2015 (as supplemented, the "Offer to Exchange and Disclosure Statement"), regarding the above-referenced Exchange Offer, solicitation of Consents and solicitation of acceptances of the Prepackaged Plan and should be read in conjunction with the Offer to Exchange and Disclosure Statement. Except as otherwise provided herein, terms defined in the Offer to Exchange and Disclosure Statement shall have the same meanings when used herein. This Supplement speaks only as of its date. Holders of the Old Notes should not rely on any provisions of the Offer to Exchange and Disclosure Statement to the extent inconsistent with this Supplement. Except for the changes described below, all of the terms and conditions set forth in the Offer to Exchange and Disclosure Statement remain unchanged.

        This Supplement should be read in conjunction with the Offer to Exchange and Disclosure Statement, including without limitation the information contained under the headings "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements" as well as in conjunction with the Consent and Letter of Transmittal and Ballots.

        The New Notes will not be registered under the Securities Act or any state securities laws. Accordingly, the New Notes will be subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act and other applicable securities laws, pursuant to registration or exemption therefrom. Consistent with past interpretations of Section 3(a)(9) of the Securities Act by the staff of the SEC, the New Notes, if issued in the Exchange Offer, will assume the same character (i.e., restricted or unrestricted) as the Old Notes that you have surrendered. If your Old Notes are freely tradeable and are not subject to restriction on transfer upon the consummation of the Exchange Offer, the New Notes you receive in the Exchange Offer will also be freely tradeable securities and not subject to restriction on transfer. If your Old Notes are considered "restricted" securities under the securities laws, the New Notes you will receive in the Exchange Offer will also be considered "restricted" securities and you should be aware that you may be required to bear the financial risks of this investment for an indefinite period of time. See "Notice to Investors" beginning on page 209 of the Offer to Exchange and Disclosure Statement for a description of transferability of the New Notes.

        We are relying on Section 3(a)(9) of the Securities Act to exempt the issuance of New Notes in the Exchange Offer and the solicitation of acceptances of the Amended Plan (as defined below) from the registration requirements of the Securities Act. We are also relying on Section 18(b)(4)(D) of the Securities Act to exempt the issuance of the New Notes in the Exchange Offer and the solicitation of acceptances of the Amended Plan from the registration and qualification requirements of the state securities laws. We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Exchange Offer or soliciting votes in the Amended Plan. In addition, none of our financial advisors and no broker, dealer, salesperson, agent or other person, is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Exchange Offer or the Amended Plan.

        We would like to inform holders of Old Notes of the following information:

AMENDMENTS TO DESCRIPTION OF NEW NOTES

        All capitalized terms used in this "Amendments to Description of New Notes" section of this Supplement and not defined will have the meanings assigned to them in "Description of New Notes" in the Offer to Exchange and Disclosure.

        The Offer to Exchange and Disclosure Statement included a summary of the material provisions of the New Notes Indenture, the Security Documents and the Junior Priority Lien Intercreditor Agreement under "Description of New Notes." The New Notes Indenture, the Security Documents and the Junior Priority Lien Intercreditor Agreement will be revised from the prior descriptions under "Description of New Notes" in the Offer to Exchange and Disclosure Statement to reflect, among other things, the following changes.

  1.
  Security:    The third paragraph under "Security" will be amended to remove the requirement that the Issuers use commercially reasonable efforts to enter into control agreements and collateral access agreements.

  2.
  Reporting:    Clause (2) of the first paragraph under "Reporting" will be amended and restated as follows:

    "(2) (i) within 75 days after the end of the fiscal quarter ending October 4, 2015 and (ii) within 50 days after the end of each of the first three fiscal quarters of each fiscal year starting with the fiscal quarter ending April 3, 2016:

      (A)
      unaudited quarterly consolidated financial statements of the Company and its Subsidiaries (including balance sheets, statements of operations and statements of cash flows) that would be required from an SEC registrant in a Quarterly Report on Form 10-Q, and a SAS 100 review by certified independent accountants, prepared in accordance with GAAP, subject to normal year-end adjustments; and

      (B)
      the information described in Item 303 of Regulation S-K under the Securities Act with respect to such period, to the extent such information would otherwise be required to be filed in a Quarterly Report on Form 10-Q; and"

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  Exhibit T3E.8